UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2005

QUANTA CAPITAL HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Victoria Street, Fourth Floor Hamilton HM11 Bermuda
(Address of principal executive offices and zip code)
441-294-6350
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 11, 2005, Quanta Capital Holdings Ltd. (the "Company") and certain designated subsidiaries entered into an amended and restated credit agreement dated July 11, 2005, with a syndicate of lenders and JPMorgan Chase Bank, N.A., as the Administrative Agent, providing for a secured bank letter of credit facility and a revolving credit facility (the "Amended and Restated Credit Facility"). The Amended and Restated Credit Facility provides for an aggregate commitment of $250 million for a period of three years terminating on July 11, 2008, and amends and restates the Company's $150 million one-year credit facility due on July 12, 2005 (the "Original Facility"). Up to $25 million may be borrowed by the Company under the facility on a revolving basis for general corporate purposes and working capital requirements. The facility is secured by specified investments of the borrowers. Availability for issuances of letters of credit and borrowings to a borrower is based on the amount of eligible investments pledged by that borrower and the absence of material adverse changes. Regulatory restrictions will also limit the amount of investments that may be pledged by certain U.S. insurance borrowers and, consequently, the amount available for letters of credit and borrowings under the facility to those borrowers. The Company unconditionally and irrevocably guaranteed all of the obligations of its subsidiaries to the lenders under the Amended and Restated Credit Facility.

The Amended and Restated Credit Facility includes customary representations and warranties, affirmative and negative covenants, and events of default. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Amended and Restated Credit Facility, and certain defaults of other indebtedness, the Administrative Agent may terminate the obligation of the lenders to make advances and issue letters of credit and declare any outstanding obligations immediately due and payable. Subject to the terms and conditions of the Amended and Restated Credit Facility, the Company may request that the commitment under the Amended and Restated Credit Facility be increased by an aggregate amount not to exceed $75 million.

The Amended and Restated Credit Facility has financial covenants similar to those contained in the Original Facility, including:

•	a maximum leverage ratio (consolidated indebtedness to consolidated total capital) of not greater than 0.35 to 1.00;

•	minimum consolidated net worth provisions, including a minimum consolidated net worth covenant that is more restrictive than that contained in the Original Facility because such covenant is tied to the Company's current net worth and increases quarterly by fifty percent of the net income of the Company and its subsidiaries; and

•	maintenance of the Company's insurance ratings.

In addition, the Amended and Restated Credit Facility contains substantially similar covenants restricting the activities of the Company and its subsidiaries as were contained in the Original Facility, such as the incurrence of additional indebtedness, liens and dividends and other restricted payments.

A copy of the Amended and Restated Revolving Credit Facility is attached hereto as Exhibit 10.01. The foregoing description of the facility does not purport to be a complete statement of the parties' rights and obligations under the Amended and Restated Credit Facility and the transactions contemplated therein, and is qualified in its entirety by reference to the attached copy of the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
10.01	Credit Agreement, dated as of July 13, 2004 and Amended and Restated as of July 11, 2005, between Quanta Capital Holdings Ltd., various designated subsidiary borrowers, the lenders party thereto, BNP Paribas, Calyon, New York Branch, Comerica Bank, and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Quanta Capital Holdings Ltd.

Date: July 15, 2005	/s/ Tobey J. Russ
Tobey J. Russ Chief Executive Officer

Index to Exhibits

Exhibit Number	Description
10.01	Credit Agreement, dated as of July 13, 2004 and Amended and Restated as of July 11, 2005, between Quanta Capital Holdings Ltd., various designated subsidiary borrowers, the lenders party thereto, BNP Paribas, Calyon, New York Branch, Comerica Bank, and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent.